PROSPECTUS  SUPPLEMENT  NO.  1  TO  PROSPECTUS  DATED  FEBRUARY  10,  2005

                                            FILED  PURSUANT  TO  RULE  424(B)(3)
                                                   REGISTRATION  NO.  333-118317

                                    XA, INC.

                        1,505,000 SHARES OF COMMON STOCK

     This prospectus supplement is part of and should be read in conjunction with that certain prospectus of XA, Inc. (the "Company"), dated February 10, 2005. The prospectus relates to the resale of up to 750,000 shares of Common Stock issuable upon conversion of the Convertible Notes, 250,000 shares of Common Stock issuable upon the exercise of the Class A Warrants, 500,000 shares of Common Stock issuable upon the exercise of the Class B Warrants, and 5,000 shares of Common Stock beneficially owned by Filings (or an aggregate of 1,505,000 shares of Common Stock). This prospectus supplement updates, adds to or supersedes certain information contained in such prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus.

     The Company has extended the period for an additional six months during which the holders of the Class B Warrants may exercise the Class B Warrants. The holders of the Class B Warrants were originally entitled to purchase shares of Common Stock from the Company at any time after issuance until 5:00 p.m., E.S.T on the one hundred and eightieth (180th) day after September 3, 2004, the actual effective date of the Company's registration statement which included the prospectus ("Actual Effective Date"). The holders of the Class B Warrants may exercise the Class B Warrants at $5.00 per share until September 3, 2005, which date shall now be the Expiration Date of the Class B Warrants.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

  AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.
          SEE "RISK FACTORS" SET FROTH IN THE ACCOMPANYING PROSPECTUS.

   NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
      COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is February 28, 2005.

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